Company Contact: Randy Keys, CFO (713) 935-0122 rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Announces Agreement to
Proceed with NGL Plant in Delhi Field

Houston, TX, February 26, 2015 - Evolution Petroleum Corporation (NYSE MKT: EPM) today signed an authorization for expenditure for construction of a natural gas liquids (“NGL”) recovery plant in the Delhi Field, which will extract both NGL and methane from the field. In addition to the value of these hydrocarbon products, the increased purity of the CO2 stream re-injected into the field should result in significant operational benefits to the CO2 flood.

Reversal of Suspended Revenue Interest
Evolution and Denbury also executed an agreement under which Denbury will reverse the previously disclosed suspension of 2.89% of our overriding royalty interest revenues and will release to Evolution amounts previously suspended totaling approximately $712,000. Denbury further agreed not to suspend any future revenues attributable to any of our revenue interests, except under limited circumstances related to any non-payment of joint interest billings or court order, and will limit any cash calls to amounts needed to fund near term capital expenditures. This agreement does not settle any of the outstanding litigation matters with Denbury, including their counterclaim related to the net revenue interest conveyed in the 2006 Purchase and Sale Agreement. The litigation is continuing and currently scheduled for trial in July 2015.
Information on the NGL Plant
The NGL plant has an estimated gross cost of $103 million ($24.6 million net to Evolution) projected to be expended through the summer of 2016. Recovered methane will be utilized to generate electricity for the operation of the gas plant and other CO2 field operations. This will substantially reduce operating costs for both the existing field operation and the new plant operating costs. The plant is projected to produce up to 1,500-2,000 barrels of NGL per day when in full operation, and is expected to be placed in service during the second half of calendar 2016. NGL production volumes potentially may be higher based on performance and yield. In addition, the improved efficiency of the CO2 flood is expected to result in improved crude oil production and/or accelerated recovery of oil reserves.
Of the total capital expenditures, approximately 60%, or $15 million net to Evolution, are expected to be incurred during calendar 2015, with the balance being spent during installation of the plant in the first half of 2016. Capital expenditures associated with the plant will be funded from existing working capital and expected cash flow from operations. The Company also has $5 million of available capacity under its unsecured credit line.
Randy Keys, President and Chief Financial Officer, said, “We are very pleased to be moving forward with this important phase of development in the Delhi Field and to restore the cash flow that had been reduced by the previously disclosed suspension of approximately 11% of our revenues. This NGL plant will allow us to capture significant additional value from the field’s production stream that is currently being recycled. We are in the fortunate position of having a debt-free balance sheet and ample liquidity to fund our portion of the capital expenditures from internal resources. It has always has been, and remains, our intent to work constructively with the operator for the successful development of the Delhi Field, and this agreement marks a positive step in that direction.”
About Evolution Petroleum
Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets include interests in a CO2-EOR project in Louisiana's Delhi Field and a patented technology designed to extend the life and increase ultimate recoveries of depletion drive oil and gas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.
Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking statements.
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